N / E / W / S   R / E / L / E / A / S / E

July 31, 2008

FOR IMMEDIATE RELEASE For more information, contact:

Mark K. Hardwick, Executive Vice President/Chief Financial Officer, 765-751-1857 http://www.firstmerchants.com

SOURCE: First Merchants Corporation (Nasdaq: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION ANNOUNCES QUARTERLY CASH DIVIDEND

At its regularly scheduled meeting held on July 29, 2008, the Board of Directors of First Merchants Corporation declared a quarterly cash dividend of $0.23 per share on its common stock.

The cash dividend is payable September 19, 2008, to stockholders of record September 5, 2008. For purposes of broker trading, the ex-date of the cash dividend is September 3, 2008.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. Subsidiaries of the Corporation include First Merchants Bank, N.A., First Merchants Bank of Central Indiana, N.A., Lafayette Bank & Trust Company, N.A., Commerce National Bank and First Merchants Trust Company, N.A. The Corporation also operates First Merchants Insurance Services, a full-service property casualty, personal lines, and healthcare insurance agency and is a majority member of Indiana Title Insurance Company, LLC, a title insurance agency.

First Merchants Corporation’s common stock is traded over-the-counter on the NASDAQ National Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

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